EXHIBIT 99.1

TO:	Directors and Section 16 Officers
FROM:	Timothy G. McEvoy
DATE:	February 24, 2016
RE:	Notice of Blackout Period

As a director or officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (an “officer”) of Greatbatch, Inc. (the “Company”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades in the Company’s equity securities during "blackout" periods under the Company’s 401(k) Retirement Plan (the “Plan”). Please note the following:

1.	The prohibition is imposed because more than 50% of the participants in the Company's Plan will be temporarily prohibited from directing or changing the portion of their Plan account that is invested in the Greatbatch Stock Fund and entering into transactions under the Plan with respect to the portion of their Plan account that is invested in the Greatbatch Stock Fund. This period is referred to as the "Blackout Period". The Blackout Period will occur in order to enable the Plan administrator to accommodate the anticipated spin-off of QiG Group, LLC (which will convert into Nuvectra Corporation prior to the spin-off).

2.	During the Blackout Period described below, you are generally not permitted, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities) that you have acquired in connection with your service or employment as a director or officer of the Company. For example, you are not permitted to exercise Company stock options during the Blackout Period.

It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements. In addition, the rule against the “indirect” sales or purchases, etc., can extend these prohibitions to transfers or acquisitions of Company equity securities by immediate family members living with you or trusts or other entities in which you have an interest.

3.	You may obtain, without charge, information as to whether the Blackout Period has begun or ended by contacting me. Also, during the Blackout Period and for a period of two years after the ending date of the Blackout Period, a Company security holder or other interested person may obtain, without charge, the actual beginning and ending dates of the Blackout Period by contacting me at the address below. Please keep in mind that the expected end of the Blackout Period will in no way affect other prohibitions on trading of Company equity securities, including the normal prohibition on trading in Company equity securities while in possession of material non-public information.

4.	The Blackout Period is expected to commence at 1 p.m., Eastern time, on March 10, 2016 and end during the week of March 13, 2016. I will notify you when the Blackout Period has ended.

There are a limited number of exempt transactions which may occur during the Blackout Period, including the quarterly vesting of restricted shares to directors pursuant to the annual retainer program. The rules, however, are complex, and the criminal and civil penalties that could be imposed upon directors and officers who violate them could be severe.

If you have any questions regarding the Blackout Period. please let me know.

10000 Wehrle Drive / Clarence, New York 14031 / phone • 716.759.5600 / fax • 716.759.5672 / www.greatbatch.com